Exhibit 99.1

For further information, contact:

Linda Rawles, General Counsel
Piccolo International University
Tel: 480.398.7021
Email: Lrawles@OnlinePIU.com

Roger Pondel/Robert Jaffe
PondelWilkinson Inc.
Tel: 310.279.5980
Email: Investor@pondel.com

PICCOLO INTERNATIONAL UNIVERSITY NAMES EUGENE W. HAYES
DIRECTOR OF INTERNATIONAL STRATEGY

Scottsdale, AZ – June 11, 2009 – Piccolo Educational Systems, Inc. (PEDU.OB), dba Piccolo International University (PIU), today announced the appointment of Eugene W. Hayes as director of international strategy, effective June 22, 2009.

“Bringing Gene on board is an important component of our plan to build PIU’s international online education capability,” said Dr. Laura Palmer Noone, chief executive officer of Piccolo International University.  “He has a strong track record of successfully developing and implementing strategies for growth, particularly in Latin America, and an excellent understanding of what it takes to deliver high quality education via the Web.”

Hayes, 40, joins PIU from Apollo Group where he most recently served as vice president, integration & strategy – Mexico.  Earlier, he was Apollo’s vice president corporate development – Latin America and previously director, international operations & development and program director, FlexNet®, University of Phoenix.  Hayes began his professional career at Intel Corporation, where he held a number of positions including knowledge management architect, purchasing web tools manager, web program manager and senior business analyst.  Hayes attended Brigham Young University where he earned a master of business administration degree, with International emphasis, from the Marriott School of Management and a bachelor of arts degree in economics, with a minor in mathematics.

About PIU
Piccolo International University is an international online provider of postsecondary education services, offering undergraduate degree programs and certificates in business disciplines, including accounting, digital marketing, finance, marketing, real estate investing, and small business management, as well as undergraduate and graduate degree programs and certificates in construction management and technology.  It is committed to providing an academically rigorous educational experience with a focus on entrepreneurial education for small business owners, as well as career-oriented programs that meet the objectives of working adults interested in changing or enhancing their careers.  Piccolo International University degrees are highly career focused, specialized programs in disciplines that are emerging or underserved in the online environment.  For more information about Piccolo International University visit www.OnlinePIU.com.

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